COUNTRY MUTUAL FUNDS TRUST – THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of the 1st day of May, 2010, to the Fund Accounting Servicing Agreement, dated as of May 1, 2006, July 28, 2006 and May 1, 2009 (the "Agreement"), is entered into by and between COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to extend the length of the Agreement and to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that the Agreement is hereby amended as follows:

Section 15.  Term of Agreement; Amendment, shall be superseded and replaced with the following:

15.  Term of Agreement; Amendment

This Agreement shall continue in effect through April 30, 2013.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COUNTRY MUTUAL FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Scott Hancock	By: /s/ Michael R. McVoy

Name: Scott Hancock	Name: Michael R. McVoy

Title: VP	Title: Executive Vice President

4/26/10

Exhibit B to the Fund Accounting Servicing Agreement – Country Mutual FundsTrust

FUND ACCOUNTING SERVICES FEE SCHEDULE Eff. 5/1/2010 thru 4/30/2012 (Retail and VP)

Annual Fund Accounting Fee Based Upon Average Net Assets Per Fund*
Base fee on the first $[ ] million plus
[ ] basis points on the next $[ ] million
[ ] basis point on the next $[ ] billion
[ ] basis point on the balance

Annual Base Fee on First $[ ] Million Per Fund*
Year 1
$[ ] per domestic equity fund
$[ ] per domestic balanced fund
$[ ] per domestic fixed income, international equity, global equity, and money market fund
$[ ] per international fixed income and global fixed income fund
Year 2
$[ ] per domestic equity fund
$[ ] per domestic balanced fund
$[ ] per domestic fixed income, international equity, global equity, and money market fund
$[ ] per international fixed income and global fixed income fund
Year 3
$[ ] per domestic equity fund
$[ ] per domestic balanced fund
$[ ] per domestic fixed income, international equity, global equity, and money market fund
$[ ] per international fixed income and global fixed income fund

Additional base fee of $[ ] for each additional class
Additional base fee of $[ ] per manager/sub-advisor per fund
Additional base fee of $[ ] for master/feeder products per feeder fund

Services Included in Annual Fee Per Fund
Advisor Information Source Web portal

Chief Compliance Officer Support Fee*
$[ ] /year

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, and customized reporting.

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, swaps, bank loans, etc.

4/26/10

Exhibit B (continued) to the Fund Accounting Servicing Agreement – Country Mutual Funds Trust

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE effective May 1, 2010 to April 30, 2013

Pricing Services
■  $[  ] Domestic and Canadian Equities/Options
■  $[  ] Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
■  $[  ] CMOs/Municipal Bonds/Money Market Instruments/International Bonds
■  $[  ] /Fund per Day - Bank Loans
■  $[  ] /Fund per Day - Credit Default Swaps/Swaptions
■  $[  ] /Fund per Day - Basic Interest Rate Swaps
■  $[  ] /Fund per Month - Mutual Fund Pricing
■  $[  ] /Foreign Equity Security per Month for Corporate Action Service
■  $[  ] /Domestic Equity Security per Month for Corporate Action Service
■  $[  ] /Month Manual Security Pricing (>10/day)

Fair Value Services (FT Interactive)
■  $[  ] on the First 100 Securities/Day
■  $[  ] on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

Advisor Information Source Web Portal (INCLUDED IN ANNUAL FEE)
■  $[  ] /fund per month
■  $[  ] /fund per month for clients using an external administration service
■  Specialized projects will be analyzed and an estimate will be provided prior to work being performed

 4/26/10